LAW OFFICES
                         SANDS, ANDERSON, MARKS & MILLER
                           A PROFESSIONAL CORPORATION

                                THE ROSS BUILDING
                              801 EAST MAIN STREET
                              POST OFFICE BOX 1998
                          RICHMOND, VIRGINIA 23216-1998

                                February 20, 1990


First Investors Management Company, Inc.
120 Wall Street
New York, New York 10005

                  Re:  First Investors Multi-State Insured
                       Tax Free Fund (Virginia Series)

Dear Sirs:

         We have acted as your special Virginia tax counsel in connection with the First Investors Multi-State Insured Tax Free Fund (the "Fund") and the First Investors Virginia Insured Tax Free Series (the "Virginia Series") proposed to be established as a part of the Fund.

         As such counsel, we have examined the Prospectus (the "Prospectus") and the Statement of Additional Information (the "Statement"), each relating to the Virginia Series and certain other series of the Fund; we have considered the provisions of applicable law, particularly those of Title 58.1 of the Code of Virginia (1950), as amended, dealing with the subject of taxation in the Commonwealth of Virginia, and the Individual Income Tax Regulations promulgated by the Virginia Department of Taxation (the "Department") thereunder, and certain informational bulletins and releases published by the Department; and we have consulted informally with certain Department personnel. Based upon such considerations, and upon the assumptions set forth below, we are of the opinion that:

         (a) Interest on exempt obligations received by the Virginia Series and passed through to shareholders in a qualifying distribution, as defined in Section 852 of the Internal Revenue Code, will retain its exempt status in the hands of the shareholders, subject to the qualifications set forth in clause (c) below.

                  (b) Exempt distributions, for Virginia personal income tax purposes, include distributions that are exclusively (i) both exempt from federal income taxation and derived from interest on obligations of the Commonwealth of Virginia or any of its political subdivisions, or (ii) without regard to any exemption from federal income tax, derived from obligations of a Virginia municipality, commission, authority or similar entity for which a Virginia income tax exemption is independently provided by the specific enabling legislation. Such independently exempt obligations include, among others, obligations issued under the Virginia Public Finance Act, certain revenue bonds for transportation facilities, and obligations issued by the Virginia Housing Development Authority, the Virginia Education Loan Authority, and industrial development authorities created pursuant to the Virginia Industrial Development and Revenue Bond Act.

                  (c) If a distribution includes both taxable and tax-exempt interest, the entire distribution is presumed to be taxable for Virginia personal income tax purposes unless the exempt portion can be determined with reasonable certainty and substantiated. In published pronouncements, the Department advises that it generally requires an investor to provide an allocation between taxable and exempt income earned on a monthly basis, or in some other reasonable manner to be provided by the Fund (VR 630-2-322; PD 89-187).

                  (d) As a general rule, to the extent an individual shareholder of the Virginia Series will recognize capital gain for federal income tax purposes (whether as a result of the sale of securities by the Virginia Series or the sale of securities by the Virginia Series by the shareholder), such gain will also be recognized for Virginia income tax purposes. In certain instances, however, profit on the sale of obligations is expressly exempt from Virginia taxation by the legislation creating the issuing entity.

                  (e) Interest on indebtedness incurred (directly or indirectly) by shareholders to purchase or carry shares of the Virginia Series will not be deductible for Virginia income tax purposes.

         In rendering this opinion, we have assumed that the Virginia Series intends to qualify and will continue to be qualified as a regulated investment company; that distributions to shareholders of the Virginia Series will be qualifying distributions as defined in Section 852 of the Internal Revenue Code; and the Fund and the Virginia Series will be operated in the manner described in the Prospectus and the Statement.

         Except for the Virginia tax disclosure relating to the Virginia Series appearing in the Prospectus under the heading "Taxes," and the information appearing in both the Prospectus and the Statement designated as "Special Considerations for the Virginia Series," all having been prepared by us for inclusion therein, we express no opinion as to the accuracy or adequacy of the Prospectus or the Statement.

         Our separate consent to our designation as Virginia tax counsel to the Fund, and to the use of a summary of this opinion in the Prospectus is furnished to you concurrently herewith.

                                                    Respectfully yours,

                                             /s/Sands, Anderson, Marks & Miller